CERTIFICATE OF TRUST
OF
GUIDEMARK ALTERNATIVE LENDING INCOME FUND

This Certificate of Trust of GuideMark Alternative Lending Income Fund, a statutory trust (the “Trust”), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:            The name of the statutory trust formed hereby is GuideMark Alternative Lending Income Fund.

SECOND:       The address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

THIRD:           The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§80a-1 et seq.).

FOURTH:       The Trust is formed effective as of November 4, 2015.

FIFTH:            This Certificate of Trust may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of GuideMark Alternative Lending Income Fund, has duly executed this Certificate of Trust as of the 4th day of November 2015.

/s/ Carrie E. Hansen	/s/ David M. Dunford
Carrie E. Hansen, Trustee	David M. Dunford, Trustee
/s/ Paul S. Feinberg	/s/ Dennis G. Schmal
Paul S. Feinberg, Trustee	Dennis G. Schmal, Trustee